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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                 Commission File Number 0-20065

                           PREMIERE RADIO NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             15620 Ventura Boulevard
                                  Fifth Floor
                         Los Angeles, California 91403
                           Telephone: (818)377-5300
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE,  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          Common Stock, $.01 par value
                      Class A Common Stock, $.01 par value
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
          (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
               FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)    /X/     Rule 12h-3(b)(1)(ii)    / /

    Rule 12g-4(a)(1)(ii)   / /     Rule 12h-3(b)(2)(i)     / /

    Rule 12g-4(a)(2)(i)    / /     Rule 12h-3(b)(2)(ii)    / /

    Rule 12g-4(a)(2)(ii)   / /     Rule 15d-6              / /

    Rule 12h-3(b)(1)(i)    / /

    Approximate number of holders of record as of the certification or notice date:

    1 - Common Stock, $.01 par value
    1 - Class A Common Stock, $.01 par value

    Pursuant to the requirements of the Securities Exchange Act of 1934, Premiere Radio Networks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: July 2, 1997                    By: /s/ Jon M. Berry
                                          Jon M. Berry
                                          Senior Vice President